As filed with the Securities and Exchange Commission on October 28, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLD RESERVE INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

926 W. Sprague Avenue, Suite 200

Spokane, Washington 99201

Tel: (509) 623-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rockne J. Timm

926 W. Sprague Avenue, Suite 200

Spokane, Washington 99201

Tel: (509) 623-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jonathan B. Newton

Baker & McKenzie LLP

700 Louisiana, Suite 3000

Houston, Texas 77002

Tel: (713) 427-5000

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Class A Common Shares	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common shares, no par value	14,326,141	3.21(2)	45,986,913	5,923.11
Class A common shares, no par value, issuable upon exercise of certain warrants(3)	875,000	3.21(2)	2,808,750	361.77
Class A common shares, no par value, issuable upon conversion of certain notes(4)	737,500	3.21(2)	2,367,375	304.92
Total:	15,938,641	N/A	51,163,038	6,589.80
Class A common shares purchase rights(5)	15,938,641	N/A	N/A	0(6)

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered hereunder such additional Class A common shares, no par value (the “Class A Common Shares”)(1) as may be issued to the Selling Shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the U.S. dollar equivalent of the average of the high and low sales prices of the Class A Common Shares as reported on the TSX Venture Exchange on October 24, 2013. Based on an exchange rate of one Canadian dollar to 0.956835 U.S. dollars.

(3)			Represents the maximum number of Class A Common Shares issuable upon exercise of Class A Common Share purchase warrants held by the Selling Shareholders.
(4)			Represents the maximum number of Class A Common Shares issuable upon conversion of the 5.50% Senior Subordinated Convertible Notes due 2014 held by certain Selling Shareholders.
(5)

Each Class A Common Share registered hereunder includes an associated right to purchase from the Company one additional Class A Common Share (the “Purchase Rights”) pursuant to the Company’s amended and restated shareholders rights plan agreement, dated as of June 11, 2009, as amended on June 27, 2012 (the “Rights Plan”). The Purchase Rights are not exercisable until the occurrence of events specified in the Rights Plan and are transferrable solely with the associated Class A Common Shares. The value attributable to the Purchase Rights, if any, is reflected in the value of the associated Class A Common Shares.

(6)			In accordance with Rule 457(g), no additional registration fee is required with respect to the Purchase Rights.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 28, 2013

PROSPECTUS

GOLD RESERVE INC.

Up to 15,938,641 Class A Common Shares

offered by the Selling Shareholders

The Selling Shareholders named in the section “Selling Shareholders” may from time to time offer and sell, in one or more offerings, up to 15,938,641 Class A Common Shares, no par value per share (“Class A Common Shares”) of the Company held by them, which includes (i) 14,326,141 Class A Common Shares currently held by the Selling Shareholders,  (ii) 875,000 Class A Common Shares that may be issued upon the exercise of Class A Common Share purchase warrants (the “Warrants”) held by the Selling Shareholders and (iii) 737,500 Class A Common Shares issuable upon the conversion of the Company’s 5.50% Senior Subordinated Convertible Notes due 2014 (the “Notes”) held by certain Selling Shareholders. Each Warrant is exercisable by the holder until August 28, 2015 or September 20, 2015, as the case may be, and is exercisable for one Class A Common Share at a per share price of U.S. $4.00. Holders of the Notes may convert their Notes into 250 Class A Common Shares per $1,000 principal amount of indebtedness evidenced by the Notes (which is the equivalent to a conversion price of $4.00 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes. The Class A Common Shares offered hereby (individually, or collectively, the “Securities”) may be offered from time to time by the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.” We will not receive any of the proceeds from the sale of these Securities. However, we have received proceeds of $5,250,000 from the initial sale to the Selling Shareholders in a private placement of 1,750,000 units of securities of the Company comprising 1,750,000 Class A Common Shares and 875,000 Warrants, and would receive proceeds of U.S. $3,500,000, assuming exercise in full of the 875,000 Warrants by the Selling Shareholders.  We also received proceeds from the sale of the Notes when originally offered in 2007.

Our Class A Common Shares are listed for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “GRZ.V” and on the  OTCQB under the symbol “GDRZF.”  On October 25, 2013, the closing sale price of the Class A Common Shares as reported by the TSXV and OTCQB were Cdn $3.40 and $3.33, respectively.  The Class A Common Shares of the Company have full voting, dividend and liquidation rights. The Warrants and Notes are not listed.

An investment in the Securities is speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 7.  You should read this document and the documents incorporated by reference into this prospectus before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS 1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS 2

CAUTIONARY NOTE REGARDING DIFFERENCES IN UNITED STATES AND CANADIAN REPORTING PRACTICES 3

WHERE YOU CAN FIND MORE INFORMATION 3

INCORPORATION BY REFERENCE 4

RECENT EVENTS 5

PROSPECTUS SUMMARY 6

RISK FACTORS 7

CAPITALIZATION AND INDEBTEDNESS 12

USE OF PROCEEDS 12

EXPENSES 13

TRADING PRICE FOR CLASS A COMMON SHARES 13

DESCRIPTION OF CLASS A COMMON SHARES 14

WARRANTS; NOTES 15

SELLING SHAREHOLDERS 15

PLAN OF DISTRIBUTION 16

EXCHANGE CONTROLS 17

INSPECTION OF DOCUMENTS 18

TAXATION 18

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY 25

LEGAL MATTERS 25

EXPERTS 25

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the Securities which may be offered and sold from time to time in one or more offerings by the Selling Shareholders named in the section “Selling Shareholders.”

This prospectus only provides you with a general description of the Securities that the Selling Shareholders may sell or offer. Each time the Selling Shareholders sell our Securities, if required, we will provide a prospectus supplement or amendment containing specific information about the offering. Any such prospectus supplement or amendment may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement or amendment may also add, update or change the information in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement or amendment conflicts with statements made in this prospectus, the statements made in the prospectus supplement or amendment will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow us to incorporate by reference certain information into this prospectus. Before purchasing any of our Securities, you should carefully read both this prospectus, especially the information discussed under “Risk Factors,” and any prospectus supplement or amendment together with the additional information incorporated by reference herein. See “Incorporation by Reference” for a description of the documents from which information is incorporated and “Where You Can Find More Information” to learn how to obtain a copy of such documents.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, reference in this prospectus to:

•         “we,” “us,” “our,” “Gold Reserve,” the “registrant” or the “Company” refers to Gold Reserve Inc. and its subsidiaries

•         “$”, “U.S. $,” or “U.S. dollars” in this document refer to U.S. dollars

•           “Cdn$” or “Canadian dollars” refer to Canadian dollars

•         “Securities Act” refers to the U.S. Securities Act of 1933, as amended

•         “Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information presented or incorporated by reference in this document contains both historical information and “forward-looking statements” (within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Securities Act (Ontario)) that may state our intentions, hopes, beliefs, expectations or predictions for the future.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause our actual financial results, performance, or achievements to be materially different from those expressed or implied herein.

Forward-looking statements involve risks and uncertainties, as well as assumptions that may never materialize, prove incorrect or materialize other than as currently contemplated which could cause our results to differ materially from those expressed or implied by such forward-looking statements. The words “believe,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “may,” “could” and other similar expressions that are predictions of or indicate future events and future trends which do not relate to historical matters, identify forward-looking statements. Any such forward-looking statements are not intended to provide any assurances as to future results.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation:

•         outcome of our arbitration against the Bolivarian Republic of Venezuela;

•         continued servicing or restructuring of our Notes or other obligations as they come due;

•         prospects for exploration and development of other mining projects by us;

•         equity dilution resulting from the conversion of the Notes in part or in whole to Class A Common Shares;

•         value, if any, realized from the disposition of the remaining Brisas Project related assets;

•         ability to maintain continued listing on the TSXV or continued trading on the OTCQB;

•         competition with companies that are not subject to, or do not follow, Canadian and U.S. laws and   regulations;

•         corruption, uncertain legal enforcement and political and social instability;

•         our liquidity and capital resources;

•         regulatory, political and economic risks associated with foreign jurisdictions including changes in laws and legal regimes;

•         currency, metal prices and metal production volatility;

•         adverse U.S., Canadian and/or Mexican tax consequences;

•         abilities and continued participation of certain key employees; and

•         risks normally incident to the exploration, development and operation of mining properties.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. See “Risk Factors.”

Investors are cautioned not to put undue reliance on forward-looking statements, whether in this document, other documents periodically filed with the SEC or other securities regulators or presented on our website. Forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, subject to our disclosure obligations under applicable rules promulgated by the SEC.  Investors are urged to read our filings with U.S. and Canadian securities regulatory authorities, which can be viewed online at www.sec.gov  and www.sedar.com, respectively.

CAUTIONARY NOTE REGARDING DIFFERENCES IN UNITED STATES
AND CANADIAN REPORTING PRACTICES

Commencing in 2011, we changed our basis of accounting and financial reporting from Canadian GAAP to U.S. GAAP. We accounted for this change in presentation on a retroactive basis. The balance sheet amounts as of December 31, 2010 and the comparative operating results for the years ended December 31, 2010 and 2009 were restated accordingly. Our audited consolidated financial statements may not be comparable to financial statements of companies reporting in accordance with Canadian requirements or standards.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act we are required to file annual and special reports and other information with the SEC. As a foreign private issuer under the Exchange Act, we are exempt from rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from Regulation FD.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at www sec gov

        These reports and other information filed by us with the SEC are also available free of charge at our website at www.goldreserveinc.com, under our “Investor Relations” tab. Our website also contains filings made with the Canadian securities regulatory authorities, which can also be accessed at www.sedar.com.

INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 under the Securities Act covering the Securities offered by this prospectus.  This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them.  This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus the following documents:

•         Our annual report on Form 40-F, for our fiscal year ended December 31, 2012;

•         Our reports on Form 6-K filed on May 8, 2013, May 16, 2013, June 11, 2013, August 29, 2013, September 10, 2013 and September 24, 2013 (no interim financial information incorporated by reference is audited);

•         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 40-F mentioned above;

•         The description of Capital Stock set forth in the Registration Statement on Form F-10 (File No. 333-142655) filed on May 7, 2007; and

•         Our Articles of Incorporation and our By-laws contained in Exhibits 3.1 and 3.2 to the Proxy Statement/Joint Prospectus included as a part of our Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998.

In particular, we incorporate by reference our audited financial statements included in Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2012.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

In addition, any future filings made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Securities made under this prospectus, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

You may obtain copies of any of these filings as described below, through the SEC or through the SEC’s Internet website, or through our website as described in “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone to:

Mary E. Smith

Gold Reserve Inc.,

 926 W. Sprague Avenue, Suite 200

Spokane, Washington 99201

 Tel: 509-623-1500

The information contained in our website is not  incorporated by reference and does not constitute a part of this prospectus.

RECENT EVENTS

Our current activities include:

•         continued exploration related to our working interest in the La Tortuga project, a copper and gold prospect located in Jalisco State, Mexico;

•         executing our Request for Arbitration under the Additional Facility Rules of the International Centre for Settlement of Investment Disputes (“ICSID”) against the Bolivarian Republic of Venezuela (including efforts to reach a settlement) whereby we are seeking compensation for all of the loss and damage resulting from the Venezuelan government’s wrongful conduct, including its expropriation of the Brisas Project (defined below) and our Choco 5 property (the “Brisas arbitration”); and

•         efforts to sell the remaining Brisas Project, a gold and copper project located in the Kilometer 88 mining district of the State of Bolivar in south-eastern Venezuela (the “Brisas Project” or “Brisas”), related assets.

We are well advanced in the Brisas arbitration process. Subsequent to an oral hearing on the merits held in February 2012 and the submittal of post-hearing briefs in March, May and June 2012, the tribual presiding over the Brisas arbitration (the “Tribunal”) in July 2012 issued a procedural order requesting both parties to submit further expert reports addressing certain valuation issues. The expert initial and reply reports for both parties were filed in May and June 2013, respectively, and final comments on the expert reports were filed in early August 2013. As provided for by the Tribunal's procedural order, an oral hearing was held on October 15 and 16, 2013.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should carefully read this prospectus and the documents incorporated by reference herein, before deciding to invest in our securities.

The Company

We are incorporated under the laws of Yukon, Canada and are engaged in the business of acquiring, exploring and developing mining projects. We are an exploration stage company incorporated in 1998 under the laws of Yukon, Canada and are the successor issuer to Gold Reserve Corporation, which was incorporated in 1956. From 1992 to 2008 we focused substantially all of our management and financial resources on the development of the Brisas Project. The Brisas Project and our Choco 5 property (also located in Venezuela) were expropriated by the Venezuelan government in 2008.

As of June 30, 2013 (the last business day of our most recently completed second fiscal quarter) less than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the U.S. Because the share ownership percentage of U.S. residents of the Company is less than 50% and we are organized under the laws of Yukon, Canada, we are a “foreign private issuer” pursuant to Rule 3b-4 under the Exchange Act. We previously reported as a foreign private issuer for many years prior to our annual report on Form 10-K for the fiscal year ended December 31, 2009, as during 2009 our shareholder composition changed such that more than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the U.S. and greater than one-half of our management and directors were U.S. residents. As of June 30, 2011, we returned to foreign private issuer reporting for administrative ease and as a cost-savings measure.

Our administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA  99201, U.S.A. and our telephone and fax numbers are (509) 623-1500 and (509) 623-1634, respectively.

The Offering

Securities to be offered by the Selling Shareholders

15,938,641 Class A Common Shares (including 14,326,141 Class A Common Shares currently held by the Selling Shareholders, 875,000 Class A Common Shares issuable upon the exercise of the Warrants, and 737,500 Class A Common Shares issuable upon the conversion of Notes held by certain Selling Shareholders).

Terms of the Offering	Each Selling Shareholder will determine when and how it will sell the Securities offered in this prospectus.
OTCQB Symbol for Class A Common Shares	GDRZF
TSXV Symbol for Class A Common Shares	GRZ.V
Use of Proceeds

We will not receive proceeds from the resale of the Securities by the Selling Shareholders. We have received proceeds of U.S. $5,250,000 from the initial sale to the Selling Shareholders in a private placement of 1,750,000 units issued by the Company comprised of 1,750,000 Class A Common Shares and 875,000 Warrants; and would receive proceeds of U.S. $3,500,000, assuming exercise in full of the 875,000 Warrants which proceeds will be used by us for general working capital purposes. We also received proceeds from the sale of the Notes when originally offered in 2007.

Risk Factors

See “Risk Factors” beginning on page 7 and other information included in this prospectus or incorporated by reference herein for a discussion of factors you should consider before deciding to invest in the Securities.

RISK FACTORS

Set out below are certain risk factors that could materially adversely affect our future business, operating results or financial condition. Investors should carefully consider these risk factors and the other risk factors and information in this prospectus, including under “Cautionary Statement Regarding Forward-Looking Statements” and our filings with the SEC. These filings include our annual report on Form 40-F for the year ended December 31, 2012 filed with the SEC on March 25, 2013, which is incorporated by reference in this prospectus, our reports on Form 6-K subsequently furnished to the SEC of which we have determined to incorporate by reference into this prospectus, and the other documents incorporated by reference in this prospectus, before making investment decisions involving our Securities.

Risks Related to Our Arbitration Proceedings

Failure to prevail in, or settle, the Brisas arbitration and to obtain adequate compensation from the Venezuelan government for its expropriation of the Brisas Project and our Choco 5 property could materially adversely affect the Company.

In October 2009, we filed a Request for Arbitration with ICSID against the Bolivarian Republic of Venezuela seeking compensation for all of the loss and damage resulting from the Venezuelan government’s wrongful conduct, including its expropriation of the Brisas Project and our Choco 5 property.  Our claim includes the full market value of the legal rights to develop the Brisas Project as of the date of the Tribunal’s decision, the value of the Choco 5 property and interest on the claim calculated since the loss.  Our claim as last updated in our July 2011 Reply totals approximately $2.1 billion, which includes interest from April 14, 2008 (the date of the expropriation) to July 29, 2011 (the date of our reply) of approximately $400 million.  The cost of prosecuting the Brisas arbitration is substantial and there is no assurance that we will be successful in establishing the Venezuelan government’s liability or, if successful, will collect any award by the arbitration tribunal for compensation from Venezuela.  Failure to prevail in the Brisas arbitration and obtain adequate compensation for the expropriation of these properties could materially adversely affect the Company.

We do not know when our arbitration proceedings against Venezuela will be completed.

We understand that numerous pending arbitration actions are being pursued against Venezuela at this time before the ICSID (See ICSID website at icsid.worldbank.org/ICSID/) and further understand that Venezuela has reportedly settled and/or made full or partial payment for damages to a limited number of claimants. ICSID Arbitrations are non-public proceedings and, as a result, we have no specific information regarding the actual amounts paid or what percentage such payments represented of the original claim against Venezuela or the timing of such payments.

We understand that tribunals for similar arbitration proceedings typically require six to eighteen months from the date of the final oral hearing to finalize and issue a decision. Based on information available to us, the historical ICSID average appears to be approximately 1.2 years.

                The Tribunal held an oral hearing on the merits with the parties in February 2012 and the parties submitted post-hearing briefs in March, May and June 2012 as requested by the Tribunal. In July 2012, the Tribunal issued a procedural order requesting both parties to submit further expert reports addressing certain valuation issues. The expert initial and reply reports for both parties were filed May 24, 2013 and June 28, 2013, respectively, and on August 5, 2013, the parties filed final comments on the expert reports. As provided for by the Tribunal’s procedural order an oral hearing was held on October 15 and 16, 2013.

Notwithstanding the historical average, based on the uncertain nature of arbitration under investment treaties, we do not have a basis upon which to estimate the timing or the amount of an award or settlement, if any, or the likelihood of its collection. Accordingly, there can be no assurances that the Brisas arbitration proceedings will be completed or settled within any specific or reasonable period of time, we will receive any award or settlement or that any award or settlement will be paid within any specific or reasonable period of time following the award or settlement, if any.

Risks Related to the Market for Our Securities

Failure to develop or further invest in our La Tortuga property (or acquire or invest in another mining project) could adversely affect future results including continued listing of our Class A Common Shares on the TSXV and/or the OTCQB.

We are required to maintain compliance with the TSXV listing rules. No assurances can be given that we will be able to maintain compliance with the TSXV Company Manual and, as a result, could be subject to loss of our listing and future delisting actions.

A delisting of our Class A Common Shares from the TSXV (or any inability to continue to trade on the OTCQB) could negatively impact us by: (i) reducing the liquidity and market price of our Class A Common Shares; (ii) reducing the number of investors willing to hold or acquire our Class A Common Shares, which could negatively impact our ability to raise equity or other financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) impairing our ability to pay holders of our Notes Class A Common Shares in lieu of cash upon certain terms and conditions under our indenture in connection with a fundamental change.

The price and liquidity of our Class A Common Shares may be volatile.

The market price of our Class A Common Shares may fluctuate based on a number of factors, some of which are beyond our control, including:

•         the result of the Brisas arbitration and litigation proceedings;

•         continued servicing or restructuring of our Notes or other obligations as they come due;

•         economic and political developments in Venezuela;

•         our operating performance and financial condition;

•         continued listing of our Class A Common Shares on TSXV and trading on the OTCQB;

•         the public’s reaction to announcements or filings by ourselves or other companies;

•         the price of gold and copper and other metal prices, as well as metal production volatility;

•         the arrival or departure of key personnel; and

•         acquisitions, strategic alliances or joint ventures involving us or other companies.

The effect of these and other factors on the market price of the Class A Common Shares has historically made our share price volatile and suggests that our share price will continue to be volatile in the future.

The ownership of our existing shareholders could be significantly diluted if our outstanding notes are converted to Class A Common Shares or if we do not have the ability to repurchase our outstanding notes in cash or pay cash upon their conversion.

In May 2007, the Company issued $103,500,000 aggregate principal amount of 5.5% senior subordinated convertible notes due on June 15, 2022 (the “Original Notes”). Holders had a one time option to require us to repurchase the Notes at a price equal to 100% of the principal amount of the Original Notes plus unpaid interest on June 15, 2012 (the “Repurchase Date”).  In 2012, we entered into a Restructuring Agreement (the “Restructuring Agreement”) to restructure the Notes as an alternative to satisfying our obligation to repurchase the outstanding Original Notes by delivering Class A Common Shares which would have required us to issue shares based on the Daily VWAP (as defined in the underlying Indenture providing for the issuance of the Original Notes) for ten days ending three days prior to the Repurchase Date, which would have likely resulted in significant dilution to the ownership of existing shareholders.  As a result of the restructuring contemplated by the Restructuring Agreement, we currently have outstanding $26,354,000 principal amount of the Original Notes of which $25,312,000 Notes are due by June 29, 2014 and $1,042,000 Original Notes are due by June 15, 2022.

Holders of the Notes may convert their Notes into 250 Class A Common Shares per $1,000 principal amount of indebtedness evidenced by the Notes (which is the equivalent to a conversion price of $4.00 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes. Upon conversion of a Note, we will have the option to deliver Class A Common Shares, cash or a combination of cash and Class A Common Shares for the Notes surrendered as set forth below. We may not deliver cash in lieu of any Class A Common Shares issuable upon a conversion date (other than in lieu of fractional shares) if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the conversion consideration. We may not have the ability to repurchase our Notes in cash and may not be able to pay cash upon their conversion. If all of such Original Notes and Notes were converted, an additional 6,466,196 Class A Common Shares would be issued, thereby diluting the ownership of existing shareholders.

Our ability to generate the cash needed to pay interest and principal amounts on our outstanding Notes and service any other debt depends on many factors, some of which are beyond our control.

Our ability to generate cash from operations to meet scheduled payments or to refinance our debt will depend on our financial and operating performance which, in turn, is subject to the business risks described in this prospectus. Some of these risks are beyond our control. If our cash flow and capital resources are insufficient to fund our operational or debt service obligations, we may be forced to reduce or to delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt.

                Unless and until we successfully collect an arbitral award or reach a settlement, if any, or acquire and/or develop other operating properties which provide positive cash flow, our ability to meet our obligations as they come due or redeem in whole or part or otherwise restructure our Notes, or any other future indebtedness that we incur on or before the maturity of our Notes, will be limited to our cash on hand and/or our ability to issue additional equity or debt securities in the future. There can be no assurances that we will be able to refinance any of our indebtedness or incur additional indebtedness necessary for our pre-construction, construction or operative phases on commercially reasonable terms, if at all.

We may issue additional common shares, debt instruments convertible into common shares or other equity-based instruments to fund future operations.

We issued the Securities to provide us additional working capital. We expect to require additional working capital in the future. We cannot predict the size of any future issuances of securities, or the effect, if any, that future issuances and sales of our securities will have on the market price of our Class A Common Shares. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into shares, will result in dilution, possibly of a substantial nature, to present and prospective holders of shares and in certain circumstances could result in a change of control.

We do not intend to pay any cash dividends in the foreseeable future.

We have not declared or paid any dividends on our Class A Common Shares since 1984. We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the Class A Common Shares in the foreseeable future. Any return on an investment in our Class A Common Shares will come from the appreciation, if any, in the value of the Class A Common Shares. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

Risks Related to the Business

Operating losses are expected to continue.

We have no commercial production at this time and, as a result, we have not recorded revenue or cash flows from mining operations and have experienced losses from operations for each of the last five years, a trend we expect to continue unless and until the Brisas arbitration is resolved favorably to us and/or we acquire or invest in an alternative project and achieve commercial production.

We may not have sufficient liquidity to operate as a going concern if we are unable to successfully address our funding requirements.

Our consolidated financial statements are prepared on a going concern basis, which contemplate the realization of assets and settlement of liabilities in the normal course of business as they come due.

As of September 30, 2013, the Company had cash and marketable securities totaling approximately $7.2 million, Brisas Project related equipment held for disposal with an estimated fair value of approximately $19 million and Notes of $25.3 million which mature in June 2014. To address our funding requirements, primarily the Notes due in June 2014, we are continuing our efforts to dispose of the remaining Brisas Project related assets, pursue a timely and successful completion of the arbitration claim before ICSID, including a possible settlement between the parties, and initiate other debt and equity funding alternatives as may be available. The private placement of our Class A Common Shares and related Warrants were part of this strategy.

Our efforts may be adversely impacted by financial market conditions, industry conditions, regulatory approvals or other unknown or unpredictable conditions and, as a result, there can be no assurance that additional funding will be available or, if available, offered on acceptable terms.  In view of these uncertainties there is substantial doubt about the Company’s ability to continue as a going concern.

Industry competition for new properties could limit our ability to grow in the future.

There is strong competition from other mining companies in connection with the acquisition of future properties considered to have commercial potential. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result, we may be unable to acquire additional mining properties, thereby limiting future growth.

Failure to retain and attract key personnel could adversely affect us.

We are dependent upon the abilities and continued participation of key personnel to manage the Brisas arbitration and identify, acquire and develop new opportunities. Substantially all key management personnel have been employed by us for over 15 years. The loss of key employees (in particular those long time key management personnel possessing important historical knowledge related to the Brisas Project which is relevant to the Brisas arbitration) or an inability to obtain personnel necessary to execute our plan to acquire and develop a new project could have a material adverse effect on our future operations.

Risks inherent in the mining industry could adversely impact future operations.

Exploration for gold and other metals is speculative in nature, involves many risks and frequently is unsuccessful. As is customary in the industry, not all prospects will be positive or progress to later stages (e.g., the feasibility and permitting stages), therefore, management can provide no assurances as to the future success of its efforts to acquire, explore, develop or operate another mining property. Exploration programs entail risks relating to location, metallurgical processes, governmental permits and regulatory approvals and the construction of mining and processing facilities. Development can take a number of years, requiring substantial expenditures and there is no assurance that we will have, or be able to raise, the required funds to engage in these activities or to meet our obligations with respect to the exploration properties in which we may acquire an interest. Any one or more of these factors or occurrence of other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies.

As a foreign private issuer in the United States, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer.

We are a foreign private issuer under the Exchange Act and, as a result, are exempt from certain rules under the Exchange Act.  The rules we are exempt from include the proxy rules that impose certain disclosure and procedural requirements for proxy solicitations.  In addition, we are not required to file periodic reports and financial statements with the SEC as frequently, promptly or in as much detail as U.S. companies with securities registered under the Exchange Act.  We are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. Moreover, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Class A Common Shares.

U.S. Internal Revenue Service designation as a “passive foreign investment company” may result in adverse U.S. tax consequences to U.S. Holders.

U.S. taxpayers should be aware that we have determined that we were a “passive foreign investment company” (a “PFIC”) under Section 1297(a) of the U.S. Internal Revenue Code (the “Code”)  for the taxable year ended December 31, 2012, and that we may be a PFIC for all taxable years prior to the time the Company has income from production activities. We do not believe that any of the Company’s subsidiaries were PFICs as to any shareholder of the Company for the taxable year ended December 31, 2012, however, due to the complexities of the PFIC determination detailed below, we cannot guarantee this belief and, as a result, we cannot determine that the Internal Revenue Service (the “IRS”) would not take the position that certain subsidiaries are not PFICs. The determination of whether the Company and any of its subsidiaries will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company and any of its subsidiaries will be a PFIC for any taxable year generally depends on the Company’s and its subsidiaries’ assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the Company and any of its subsidiaries will not be a PFIC for any taxable year.

For taxable years in which the Company is a PFIC, any gain recognized on the sale of the Company’s Class A Common Shares and any “excess distributions” (as specifically defined) paid on the Company’s Class A Common Shares must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Class A Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Class A Common Shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a timely and effective “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. For a U.S. taxpayer to make a QEF election, the Company must agree to supply annually to the U.S. taxpayer the “PFIC Annual Information Statement” and permit the U.S. taxpayer access to certain information in the event of an audit by the U.S. tax authorities. We will prepare and make the statement available to U.S. taxpayers, and will permit access to the information. As a possible second alternative, a U.S. taxpayer may make a “mark-to-market election” with respect to a taxable year in which the Company is a PFIC and the Class A Common Shares are “marketable stock” (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Class A Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in such Class A Common Shares.

It may be difficult to bring certain actions or enforce judgments against the Company and/or its directors and executive officers.

Investors in the U.S. or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against us, our directors or executive officers based on civil liability provisions of federal securities laws or other laws of the U.S. or any state thereof or the equivalent laws of other jurisdictions of residence. We are organized under the laws of Yukon, Canada. Some of our directors and officers, and some of the experts named from time to time in our filings, are residents of Canada or otherwise reside outside of the U.S. and all or a substantial portion of their and our assets, may be located outside of the U.S. As a result, it may be difficult for investors in the U.S. or outside of Canada to bring an action in the U.S. against our directors, officers or experts who are not resident in the U.S. It may also be difficult for an investor to enforce a judgment obtained in a U.S. court or a court of another jurisdiction of residence predicated upon the civil liability provisions of Canadian security laws or U.S. federal securities laws or other laws of the U.S. or any state thereof against us or those persons.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2013. The amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As at September 30, 2013 (U.S. dollars)
Cash, cash equivalents and marketable securities	$7,207,060
Borrowings:
Short-term borrowing	21,886,147
Long-term borrowing	1,042,000
Total borrowing	22,928,147
Equity:
Common Shares and equity units	289,671,673
Contributed Surplus	5,171,603
Stock options	19,821,330
Accumulated deficit	(313,296,910)
Accumulated other comprehensive income	(129,025)
Total shareholders' equity	1,238,671
Total Capitalization	$24,166,818

Shares issued and outstanding
Class A Common Shares, without par value	75,453,243
Equity Units	500,236
75,953,479

USE OF PROCEEDS

We will not receive proceeds from the resale of the Securities by the Selling Shareholders. However, we have received proceeds of U.S. $5,250,000 from the initial sale to the Selling Shareholders in a private placement of 1,750,000 units issued by the Company comprised of 1,750,000 Class A Common Shares and 875,000 Warrants, and would receive proceeds of U.S. $3,500,000, assuming exercise in full of the 875,000 Warrants which proceeds will be used by us for general working capital purposes. We also received proceeds from the sale of the Notes when originally offered in 2007.

The Selling Shareholders will pay all underwriting discounts, selling commissions, stock transfer taxes, and costs and expenses of legal and other professional advisors incurred by them in disposing of the Securities in secondary offerings, with the exception that the Company paid for certain of the Selling Shareholders’ legal fees and expenses, in the amount of U.S. $55,000, in the aggregate with respect to the initial sale to those Selling

Shareholders in the private placement. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

EXPENSES

We will incur the following expenses in connection with the registration of the securities offered by the Selling Shareholders:

Legal Fees and Expenses................................................................................................................................................	$50,000
Accounting Fees and Expenses.....................................................................................................................................	$10,000
SEC Registration Fee.....................................................................................................................................................	$6,590
Printing Expenses...........................................................................................................................................................	$1,000
TOTAL.....................................................................................................................................................................	$67,590

All amounts shown are estimates, except for the amount of the SEC registration fee.  Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the Selling Shareholders are payable by the Selling Shareholders.

TRADING PRICE FOR CLASS A COMMON SHARES

Our Class A Common Shares are traded in Canada on the TSXV under the symbol “GRZ.V” and on the OTCQB under the symbol “GDRZF.” Prior to February 1, 2012, our Class A Common Shares were traded on the Toronto Stock Exchange.  Prior to March 15, 2013 our Class A Common Shares were traded in the United States on the NYSE MKT (previously named NYSE Amex) under the symbol “GRZ.” The following table sets forth, for the fiscal year, quarter or month indicated, the high and low sales prices of our Class A Common Shares as reported on the TSXV, NYSE MKT or OTCQB, as applicable.

The annual high and low sales prices for our Class A Common Shares for the five most recent full financial years are:

Year	TSXV/TSX		NYSE MKT
	High	Low	High	Low
2012	Cnd$ 4.60	Cnd $ 2.70	$ 4.53	$ 2.68
2011	3.10	1.61	3.14	1.66
2010	1.84	0.76	1.84	0.71
2009	1.79	0.51	1.73	0.48
2008	5.95	0.32	6.00	0.26

The high and low sales prices for our Class A Common Shares each full financial quarter for the two most recent full financial years and any subsequent periods are:

Quarter	TSXV/TSX		NYSE MKT/OTCQB(1)
2013	High	Low	High	Low
Third Quarter	Cnd$ 3.37	Cnd$ 3.00	$ 3.42	$ 2.82
Second Quarter	3.50	2.80	3.45	2.68
First Quarter (through March 14 for NYSE MKT)	3.26	2.57	3.28	2.52

2012
Fourth Quarter	Cnd$ 3.50	Cnd$ 2.70	$ 3.54	$ 2.70
Third Quarter	4.19	2.75	4.11	2.88
Second Quarter	4.60	3.26	4.53	3.15
First Quarter	3.99	2.73	3.98	2.68

2011
Fourth Quarter	Cnd$ 3.10	Cnd$ 2.35	$ 3.05	$ 2.02
Third Quarter	3.10	2.03	3.14	2.10
Second Quarter	2.85	1.61	2.99	1.66
First Quarter	1.88	1.65	1.87	1.67

(1) The high and low for the second and third quarter of 2013 are the sale prices on the OTCQB, all previous    quarters are the sale prices on the NYSE MKT.

The high and low sales prices for our Class A Common Shares for each month for the most recent six months are:

	TSXV/TSX		OTCQB
2013	High	Low	High	Low
October (through October 25, 2013)	Cnd$ 3.64	Cnd$ 3.35	$3.45	$3.25
September	3.37	3.00	3.42	2.93
August	3.30	3.04	3.08	2.91
July	3.18	3.00	3.02	2.82
June	3.20	2.80	3.12	2.68
May	3.50	3.20	3.45	3.16
April	3.24	2.81	3.20	2.82

On October 25, 2013, the closing price for the Class A Common Shares was Cdn$ 3.40 per share on the TSXV and $3.33 per share on the OTCQB. As of September 30, 2013, there were a total of 75,453,243 Class A Common Shares and 500,236 Class B common shares issued and outstanding. The combined number of holders of Class A Common Shares and Class B common shares of record on October 22, 2013 was approximately 741. As of October 22, 2013, based on information received from our transfer agent and other service providers, we believe our common shares are owned beneficially by approximately 7,800 shareholders.

DESCRIPTION OF CLASS A COMMON SHARES

We are authorized to issue an unlimited number of Class A Common Shares of which 75,453,243 Class A Common Shares were issued and outstanding at September 30, 2013. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Class A Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by our board of directors. Upon our liquidation, dissolution or winding up, shareholders are entitled to receive our remaining assets available for distribution to shareholders. The Class A Common Shares include associated Class A Common Share purchase rights under our Shareholder Rights Plan Agreement, as amended and restated. Those rights are described under “Item 5 – Continuation of and Amendment to the Shareholder Rights Plan Agreement” in the Proxy Statement/Information Circular attached to our Form 6-K filed June 1, 2012, which is incorporated by reference into this prospectus.

In February 1999, Gold Reserve Corporation became our subsidiary. Generally, each shareholder exchanged its Gold Reserve Corporation shares for an equal number of our Class A Common Shares. For tax reasons, certain U.S. holders elected to receive equity units in lieu of our Class A Common Shares. An “equity unit” is comprised of one Gold Reserve Inc. Class B common share and one Gold Reserve Corporation Class B common share, is substantially equivalent to a Class A Common Share and is generally immediately convertible into a Class

A Common Share. Unless otherwise noted, general references to common shares of the Company include Class A Common Shares and equity units as a group. At September 30, 2013, there were 500,236 equity units outstanding.

WARRANTS; NOTES

875,000 Warrants are outstanding and exercisable at an exercise price of $4.00. The Warrants were issued to the Selling Shareholders in a private placement of units issued by the Company, as described herein, which closed in two tranches. 750,000 Warrants were issued to certain Selling Shareholders in the first tranche and 125,000 Warrants were issued to certain other Selling Shareholders in the second tranche. The Warrants issued in the first tranche and second tranche are set to expire on August 28, 2015 and September 20, 2015, respectively. Each Warrant is exercisable for one Class A Common Share.

737,500 Class A Common Shares are issuable upon the conversion of the Notes held by certain Selling Shareholders. Holders of the Notes may convert their Notes into 250 Class A Common Shares per $1,000 principal amount of indebtedness evidenced by the Notes (which is the equivalent to a conversion price of $4.00 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes.

Adjustments will be made in the event of certain corporate transactions, such as, but not limited to, a subdivision or consolidation of the common shares or reorganization, reclassification of the capital, or merger or amalgamation with any other company.

SELLING SHAREHOLDERS

On August 27, 2013, we entered into a Registration Rights Agreement with the Selling Shareholders whereby we agreed to file this Registration Statement and prospectus, registering the Securities on behalf of the Selling Shareholders. Such Registration Rights Agreement is filed with the registration statement of which this prospectus is a part as Exhibit 4.5.

The following table sets forth information as of October 24, 2013, with respect to the Selling Shareholders for which Securities are being registered for sale, with the exception of certain Selling Shareholders whose information is as of October 16, 2013.  Certain of the Selling Shareholders have had a material relationship with us within the past three years. Because entities affiliated with Greywolf Capital Management LP exercised control or direction over more than 10% of the outstanding Class A Common Shares prior to the private placement,  the private placement was considered to be a “related party transaction” within the meaning of Canadian Multilateral Instrument 61-101 and Policy 5.9 of the TSXV which incorporates Canadian Multilateral Instrument 61-101.

The table below assumes the sale of all of the Securities registered for sale by the Selling Shareholders pursuant to this prospectus. It also counts the Warrants in the Class A Common Shares and Notes beneficially owned after the offering.

Shareholder for Which Shares are Being Registered for Resale	Class A Common Shares Beneficially owned prior to this offering	Class A Common Shares issuable upon exercise of Warrants registered for Resale		Shares Registered for Resale(6)
			Class A Common Shares issuable upon exercise of Notes registered for Resale		Current Percentage (7)(8)
GCOF Europe S.à.r.l. (1)(2)	5,104,568	447,000	469,750	6,021,318	7.8%
GCP Europe S.à.r.l. (1)(3)	3,470,766	303,000	267,750	4,041,516	5.3%
Greywolf Capital Overseas Fund II(1)(4)	4,030,014	0	0	4,030,014	5.3%
James K. Schuler Revocable Living Trust(5)	882,481	62,500	0	944,981	1.2%
James E. Mallahan	235,917	37,500	0	273,417	<1%
Mark and Rebecca C. Russo	21,541	2,500	0	24,041	<1%
Donna and Matthew Bellew	580,854	22,500	0	603,354	<1%

(1) Affiliates of Greywolf Capital Management LP. Total ownership is approximately 18.4% for all of Greywolf Capital Management LP’s affiliates, as calculated herein.

(2) We have been advised that Greywolf Capital Overseas Master Fund as the sole shareholder of GCOF Europe S.à.r.l., Greywolf Capital Management LP, the investment manager of Greywolf Capital Overseas Master Fund, Greywolf GP LLC, general partner of the investment manager and Jonathan Savitz, sole managing member of Greywolf GP LLC exercise voting and investment power over these shares.

(3) We have been advised that Greywolf Capital Partners II LP as the sole shareholder of GCP Europe S.à.r.l., Greywolf Advisors LLC, the general partner of Greywolf Capital Partners II LP, Greywolf Capital Management LP, the investment manager of Greywolf Capital Partners II LP, Greywolf GP LLC, the General Partner of Greywolf Capital Management LP and Jonathan Savitz as senior managing member of Greywolf Advisors LLC and sole managing member of Greywolf GP LLC exercise voting and investment power over these shares.

(4) We have been advised that Greywolf Capital Management LP, its investment manager, Greywolf GP LLC, general partner of the investment manager and Jonathan Savitz, sole managing member of Greywolf GP LLC exercise voting and investment power over these shares.

(5) We have been advised that James K. Schuler exercises voting and investment power over these shares.

(6) Includes the 875,000 shares issuable under the Warrants and 737,500 Class A Common Shares issuable upon conversion of the Notes held by certain Selling Shareholders.

(7) Based on 75,953,479 common shares outstanding on October 20, 2013.

(8) Assuming all Class A Common Shares are sold, ownership percentage will be zero after the offering.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Securities covered by this prospectus on any securities exchange, market or trading facility on which the Securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Securities:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•          in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such Securities at a stipulated price per share;

•          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•         a combination of any such methods of sale; or

•         any other method permitted pursuant to applicable law.

Our Class A Common Shares are listed for trading on the TSXV under the symbol “GRZ.V” and trade on the  OTCQB under the symbol “GDRZF.”

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration available to the Selling Shareholders under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown, in compliance with FINRA IM-2440.

In connection with the sale of the Securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Shareholders may also sell Securities short and deliver these Securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the Securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Securities by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Securities by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXCHANGE CONTROLS

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our Class A Common Shares other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Incorporation or bylaws on the rights of a non-resident of Canada to hold or vote our Class A Common Shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of  “control of a Canadian business,” all as defined in the Investment Canada Act. Generally the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

INSPECTION OF DOCUMENTS

Copies of the documents referred to in this Prospectus, or in the Registration Statement, may be inspected at our corporate office at 926 W. Sprague Avenue, Suite 200, Spokane, Washington 99201, during normal business hours.

TAXATION

Certain Material U.S. Federal Income Tax Considerations for U.S. Holders

Certain U.S. federal income tax considerations.  The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of Class A Common Shares  by U.S. Holders (defined below).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder.  In addition, this summary does not take into account the U.S. federal income tax consequences related to any facts or circumstances of any particular U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of Class A Common Shares.

Authorities.   This summary is based on the Code, temporary, proposed and final Treasury Regulations promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof.  All of the authorities on which this summary is based are subject to differing interpretations and could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  In such event, the U.S. federal income tax consequences applicable to a U.S. Holder could differ from those described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders.  For purposes of this summary, a “U.S. Holder” is a beneficial owner of Class A Common Shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the U.S. can exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and validly elected to be treated as a U.S. person.

Non-U.S. Holders.  For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Class A Common Shares other than a U.S. Holder.  A non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition, ownership, and disposition of Class A Common Shares.

U.S. Holders subject to special U.S. federal income tax rules not addressed.  This summary applies only to U.S. Holders that hold Class A Common Shares as “capital assets” within the meaning of Section 1221 of the Code, and it does not purport to deal with U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) are dealers in securities, commodities or currencies, or U.S. Holders that are traders in securities or commodities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) are subject to the alternative minimum tax under the Code; (f) own Class A Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) acquired Class A Common Shares  in connection with the exercise of employee stock options or otherwise as compensation for services; (h) hold the Class A Common Shares other than as capital assets within the meaning of Section 1221 of the Code; or (i) own (directly, indirectly, or constructively) 10% or more, by voting power or value, of our outstanding shares.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

If a partnership holds Class A Common Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  This summary does not address partnerships or partners in partnerships.  A person that is a partner in a partnership that holds Class A Common Shares should consult its own financial advisor, legal counsel or accountant regarding the tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

Tax consequences other than U.S. federal income tax consequences to U.S. Holders not addressed.  Other than the discussion of certain Canadian tax consequences set forth below, this summary does not address the consequences arising under U.S. federal estate, gift, or excise tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the consequences of any of these laws on the acquisition, ownership, and disposition of Class A Common Shares.  In addition, this summary does not address the U.S. tax consequences to non-U.S. Holders.  Each non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. tax consequences of the acquisition, ownership, and disposition of Class A Common Shares.

We have determined that we are a “passive foreign investment company” under the Code and, as a result, there may be adverse U.S. tax consequences for U.S. Holders.   We have determined that we were a PFIC for the taxable year ended December 31, 2012, and we expect to be a PFIC for the taxable year ending December 31, 2013, and for the foreseeable future.  Accordingly, special U.S. federal income tax rules apply to the acquisition, ownership and disposition of Class A Common Shares.

Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are PFICs.  A foreign corporation will be considered a PFIC if 75% or more of its gross income (including a pro rata share of the gross income of any company (U.S. or foreign) in which the corporation is considered to own 25% or more of the shares by value) in a taxable year is passive income.  Alternatively, a foreign corporation will be considered a PFIC if at least 50% of the assets (averaged over the four quarter ends of the year) of the corporation (including a pro rata share of the assets of any company of which the corporation is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income.

We expect that we will be a PFIC for the taxable year ending December 31, 2013, and, as a result, will be treated as a PFIC for such taxable year.  The determination of whether we and any of our subsidiaries will be a PFIC for a taxable year depends on (i) the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and (ii) our, and our subsidiaries’, assets and income over the course of each such taxable year.  As a result, whether we and any of our subsidiaries will be PFICs for any taxable year cannot be predicted with certainty as of the date of this prospectus.  Accordingly, there can be no assurance that we and any of our subsidiaries will or will not be a PFIC for any taxable year.  However, we expect that we will continue to be a PFIC for each subsequent taxable year prior to the year any production begins, and this summary is based on that expectation.

For taxable years in which we are a PFIC, each U.S. Holder, in the absence of an election by such U.S. Holder to treat the Company as a “qualified electing fund” (i.e., a “QEF election”), or an election by such U.S. Holder to “mark-to-market” his or her Class A Common Shares (i.e., an “MTM election”), as discussed below, will, upon certain “excess distributions” by the Company or upon disposition of the Class A Common Shares at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each year to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over each day in the U.S. Holder’s holding period for the Class A Common Shares while we were a PFIC.

A U.S. Holder who owns Class A Common Shares during a period when we are a PFIC will be subject to the foregoing PFIC rules, even if we cease to be a PFIC, unless such U.S. Holder makes a QEF election in the first year of the U.S. Holder’s holding period for the Class A Common Shares and in which we are considered a PFIC (a “timely QEF election”).   A U.S. Holder that makes a timely and effective QEF election will not be subject to the adverse taxation rules for PFICs discussed above with respect excess distributions or gains.   Instead, such U.S. Holder will be subject to U.S. federal income tax on its pro rata share of our “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by us.   A U.S. Holder who makes such a timely QEF election will also be entitled to treat any future gain on the sale of the Class A Common Shares as capital gain.

For a U.S. Holder to make a QEF election, we must agree to supply annually to the U.S. Holder the “PFIC Annual Information Statement” described in Treasury Regulations and permit the U.S. Holder access to certain information in the event of an audit by the U.S. tax authorities.  We will prepare and make the statement available to U.S. Holders, and will permit access to the information.

Treasury Regulations provide that a holder of an option, warrant or other right to acquire stock of a PFIC, including the Warrants, may not make a QEF election that will apply to the warrant or to the stock subject to the warrant.   In addition, if a U.S. Holder owns Class A Common Shares and has made a QEF election for that stock, the QEF election will not apply to the stock that is subject to an option or a warrant.  Under Treasury Regulations, if a U.S. Holder holds a option or warrant to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of the warrant or option shall include the period that the warrant or option was held.  The general effect of these rules is that (a) under the adverse taxation rules for PFICs discussed above, excess distributions and gains realized on the disposition of shares in a PFIC received upon exercise of a warrant or option will be spread over the entire holding period for the warrant or option and the shares acquired thereby and (b) if a U.S. Holder makes a QEF election upon the exercise of the warrant or option and receipt of the shares, that election generally will not be a timely QEF election with respect to such shares and thus the adverse taxation rules with respect to PFICs discussed above will continue to apply.

Therefore, U.S. Holders that receive Class A Common Shares upon the exercise of Warrants will not be able to make a timely QEF election with respect to such Class A Common Shares.  However, it appears that U.S. Holders receiving Class A Common Shares upon the exercise of Warrants should be able to avoid the adverse taxation rules for PFICs discussed above with respect to future excess distributions and gains if such U.S. Holders make a QEF election effective as of the first day of the taxable year of such U.S. Holders beginning after the receipt of such Class A Common Shares and such U.S. Holders also make an election to recognize gain (which will be taxed under the adverse taxation rules for PFICs rules discussed above) as if such Class A Common Shares were sold on such date at fair market value (a “Gain Recognition Election”).

A U.S. Holder who receives Class A Common Shares upon the exercise of a Warrant and makes a Gain Recognition Election as described above and a QEF election effective as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such Class A Common Shares (and complies with certain U.S. federal income tax reporting requirements), should not have any material adverse U.S. federal income tax consequences as a result of the QEF election if we have no ordinary earnings or net capital gains during such taxable year.  We currently expect that we will not have any ordinary earnings or net capital gains in future years in which we may be a PFIC.  However, no assurance can be given as to this expectation.  Each U.S. Holder is urged to consult its own financial advisor, legal counsel, or accountant concerning the application of the U.S. federal income tax rules governing PFICs to its particular circumstances.

Each U.S. Holder choosing to make a QEF election would be required annually to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with such U.S. Holder’s timely filed U.S. federal income tax return (or directly with the IRS if the U.S. Holder is not required to file an income tax return).  Such U.S. Holder must include on IRS Form 8621 its income as reflected in the PFIC Annual Information Statement it receives from us.  If we determine that we were a PFIC during the taxable year, within two months after the end of each such taxable year we will make available the PFIC Annual Information Statement.

As part of the Hiring Incentives to Restore Employment Act of 2010 (the “Hiring Incentives Act”), new reporting requirements were added under Section 1298(f) of the Code for U.S. persons who are shareholders in a PFIC (the “Section 1298(f) Requirements”).  The IRS and Treasury are developing further guidance regarding these reporting requirements.  In the interim, the Section 1298(f) Requirements are suspended pending release of a subsequent revision of Form 8621, modified to reflect the requirements of Section 1298(f), as set forth in guidance to be included in future Treasury Regulations.  You should consult your financial advisor, legal counsel, or accountant regarding the specific reporting obligations to you (including as a result of the Hiring Incentives Act).

As an alternative to the QEF election, a U.S. Holder may make a MTM election if we are a PFIC and the Class A Common Shares are “marketable stock” (as specifically defined).  We believe the Class A Common Shares are “marketable stock” for this purpose.  If a U.S. Holder makes the MTM election, it must recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year (or actual disposition of the Class A Common Shares) between the fair market value of the Class A Common Shares and its adjusted tax basis in the Class A Common Shares.  Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years.  If the U.S. Holder makes the MTM election, distributions from us with respect to the Class A Common Shares will be treated as if we are not a PFIC, except that the lower tax rate on dividends for U.S. Holder that are individuals would not be applicable.

In addition, special rules would apply to U.S. Holders of the Class A Common Shares for any taxable year in which we are a PFIC and have one or more subsidiaries that is also a PFIC as to such U.S. Holder (a “Subsidiary PFIC”).  In such case, U.S. Holders of the Class A Common Shares generally would be deemed to own their proportionate interest in any Subsidiary PFIC and be subject to the PFIC rules with respect to such Subsidiary PFIC regardless of the percentage ownership of such U.S. Holders in us.  If one of our subsidiaries is a PFIC and a U.S. Holder does not make a QEF election as to such subsidiary, as described above, the U.S. Holder could incur liability for the deferred tax and interest charge described above if the Subsidiary PFIC makes a distribution, or an interest in the Subsidiary PFIC is disposed of in whole or in part, or the U.S. Holder disposes of all or part of its Class A Common Shares.  A QEF election must be made separately for each PFIC and thus a QEF election made with respect to us will not apply to any Subsidiary PFIC.  If one of our subsidiaries is a PFIC, a QEF election for such subsidiary could accelerate the recognition of taxable income and may result in the recognition of ordinary income.  Additionally, a U.S. Holder of Class A Common Shares that has made a MTM election for his or her Class A Common Shares could be subject to the PFIC rules with respect to the income of a Subsidiary PFIC even though the value of the Subsidiary PFIC has already been subject to tax as a result of the MTM election.  A MTM election would not be permitted for a Subsidiary PFIC.

Due to the complexity of the PFIC, QEF and MTM election rules, a U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding our and our subsidiaries’ status as PFICs and the eligibility, manner and advisability of making a QEF election or a MTM election and how the PFIC rules may affect the U.S. federal income tax consequences of a U.S. Holder’s acquisition, ownership and disposition of Class A Common Shares.

Information Reporting; Backup Withholding

In general, interest payments, dividend payments, other taxable distributions on the Class A Common Shares, proceeds from the disposition of Class A Common Shares, and other so-called “reportable payments” as defined by the Code paid by a U.S. paying agent or other U.S. intermediary to a non-corporate U.S. Holder may be subject to information reporting to the IRS and possible U.S. backup withholding (currently imposed at a rate of 28%). Backup withholding generally would not apply to a U.S. Holder that timely furnishes a correct taxpayer identification number and makes any other required certifications or if the U.S. Holder is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a substitute Form W-9.

Amounts withheld as backup withholding may be credited against the U.S. Holder’s U.S. federal income tax liability. Additionally, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding regime by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding rules.

The foregoing summary does not discuss all aspects of U.S. taxation that may be relevant to particular U.S. Holders in light of their particular circumstances and income tax situations.  U.S. Holders should consult their own financial advisors, legal counsels, or accountants as to the particular tax consequences to them of the acquisition, ownership and disposition of Class A Common Shares, including the effect of any U.S. federal, state, local, foreign or other tax laws.

Certain Material Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial holder who acquires our Class A Common Shares from a selling security holder as contemplated by this prospectus.

This summary is based upon the current provisions of the Income Tax Act (Canada) and the regulations thereunder (the “Canadian Tax Act”), specific proposals to amend the Canadian Tax Act (the “Tax Proposals”) which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed in this prospectus. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed in this prospectus.

This summary is of a general nature only and is limited to Canadian federal income tax considerations.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representations with respect to the income tax consequences to any particular prospective Resident Holder (define below) are made. Accordingly, holders should consult their own tax advisors for advice with respect to the tax consequences to them.

This summary is not applicable to (i) a holder that is a “financial institution” (as defined for purposes of the mark-to-market rules); (ii) a holder that is a “specified financial institution”; (iii) a holder an interest in which is a “tax shelter investment”; (iv) a holder that has elected to report its "Canadian tax results" in a currency other than Canadian currency; or (v) a holder who enters into a "derivative forward agreement" with respect to the Class A Common Shares, (all as defined in the Canadian Tax Act). Additional considerations, not discussed herein, may apply to a holder that is a corporation resident in Canada, and that is, or becomes, controlled by a non-resident corporation, for purposes of the foreign affiliate dumping rules in section 212.3 of the Canadian Tax Act. Any such holders should consult their own tax advisors having regard to their particular circumstances.

Except as expressly provided, this summary does not deal with special situations, such as particular circumstances of traders or dealers in securities, tax exempt entities, insurers, and financial institutions.

For the purposes of the Canadian Tax Act, all amounts arising in respect of the Class A Common Shares must generally be translated into Canadian dollars based on the applicable noon rate quoted by the Bank of Canada for the day on which the amounts arise or another rate of exchange that is acceptable to the Minister of National Revenue (Canada).

Holders resident in Canada

This portion of the summary is applicable only to a beneficial holder who, at all relevant times, for the purposes of the Canadian Tax Act (i) is resident in Canada; (ii) deals at arm’s length with, and is not affiliated with, us or any person from whom the Class A Common Shares are acquired; and (iii) holds any Class A Common Shares as capital property (a “Resident Holder”). Any Class A Common Shares will generally be considered to be capital property to a Resident Holder unless the Resident Holder holds such properties in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders whose Class A Common Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Canadian Tax Act to have such Class A Common Shares and every other “Canadian security” (as defined by the Canadian Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Holders should consult their own advisors in light of their own circumstances in determining whether the Class A Common Shares will be capital property to them for purposes of the Canadian Tax Act.

Disposition of Class A Common Shares

A Resident Holder who disposes of or is deemed to have disposed of a Class A Common Share will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Class A Common Share exceed (or are exceeded by) the aggregate of the adjusted cost base of such Class A Common Share and any reasonable costs of disposition.  In certain circumstances, the amount of any resulting capital loss must be reduced by the amount of any dividends or deemed dividends received by the Resident Holder on the Class A Common Share, to the extent and under the circumstances set forth in the detailed provisions of the Canadian Tax Act.  Such capital gains and capital losses will be subject to tax in the manner described herein under the sub-heading “Capital gains and losses.”

Capital gains and losses

One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year generally must be included in the Resident Holder’s income for that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year may generally be deducted from taxable capital gains realized by the Resident Holder in that year.  Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

A Resident Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation", as defined in the Canadian Tax Act, may be liable to pay a 6 2/3% refundable tax on its "aggregate investment income", which is defined in the Canadian Tax Act to include taxable capital gains.

Capital gains realized by a Resident Holder that is an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Canadian Tax Act.  Resident Holders who are individuals should consult their own tax advisors in this regard.

Dividends on Class A Common Shares

Dividends (including deemed dividends) received on Class A Common Shares by a Resident Holder who is an individual (and certain trusts) will be included in income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. An enhanced dividend tax credit will be available in respect of “eligible dividends” (as defined in the Canadian Tax Act) received or deemed to be received from us. Taxable dividends (including deemed dividends) received by

Resident Holders that are individuals and certain trusts may give rise to alternative minimum tax under the Canadian Tax Act.

Dividends (including deemed dividends) received on Class A Common Shares by a Resident Holder that is a corporation will be included in income and normally will be deductible in computing such corporation’s taxable income. However, the Canadian Tax Act will generally impose a 33 1/3% refundable tax on such dividends received by a corporation that is a “private corporation” or a “subject corporation” for purposes of Part IV of the Canadian Tax Act to the extent that such dividends are deductible in computing the corporation’s taxable income.

Holders not resident in Canada

This portion of the summary is applicable to a beneficial holder who, at all relevant times for purposes of the Canadian Tax Act (i) is not resident or deemed to be resident in Canada; (ii) deals at arm’s length with us; (iii) holds Class A Common Shares as capital property; and (iv) does not use or hold, and is not deemed to use or hold such shares in the course of carrying on, or otherwise in connection with, a business carried on in Canada (a “Non-Resident Holder”). Any Class A Common Shares will generally be considered to be capital property to a Non-Resident Holder unless the Non-Resident Holder holds such shares in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.  Non-Resident Holders should consult their own advisors in light of their own circumstances in determining whether the Class A Common Shares will be capital property to them for purposes of the Canadian Tax Act. This summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere.

Acquisition, holding and disposition of Class A Common Shares

Dividends on Class A Common Shares paid or credited to a Non-Resident Holder by us are subject to Canadian non-resident withholding tax at the rate of 25%, subject to a reduction of such rate under an applicable income tax convention. Where the Non-Resident Holder is a resident of the United States and is entitled to the full benefits of the Canada United States Income Tax Conversion (the “Convention”), the rate of such withholding tax is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a Non-Resident Holder that is a corporation beneficially owning at least 10% of our voting stock). Under the Convention, dividends paid by us to certain religious, scientific, charitable, certain other tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold such tax from dividends paid to such organizations. If qualifying organizations fail to follow the required administrative procedures, we will be required to withhold tax and the organizations will have to file with the CRA a claim for refund to recover amounts withheld.

A Non-Resident Holder will generally not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition of a Class A Common Share unless the Class A Common Share constitutes “taxable Canadian property” as defined in the Canadian Tax Act at the time of the disposition. A Class A Common Share that is listed on a designated stock exchange will generally not be taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the disposition (i) (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, (c) pursuant to certain Tax Proposals, a partnership in which the Non-Resident Holder or a person described in (b) held a membership interest directly or indirectly through one or more partnerships, or (d) the Non-Resident Holder together with one or more persons described in (b) and/or (c), owned 25% or more of the issued shares of any class or series of our capital stock; and (ii) more than 50% of the fair market value of the Class A Common Share was derived directly or indirectly from certain resource properties, timber resource properties, real or immovable properties situated in Canada, options or interests in such properties, or any combination thereof.  In addition, in certain other circumstances set out in the Canadian Tax Act, Class A Common Shares could be deemed to be taxable Canadian property.  By reason of the Convention, even if a Class A Common Share constitutes taxable Canadian property to a particular Non-Resident Holder that is entitled to the full benefits of the Convention, no tax will generally be payable under the Canadian Tax Act on a capital gain realized on the disposition of such Class A Common Share by such Non-Resident Holder, provided that the value of such Class A Common Share at the time of disposition is not derived principally from “real property situated in Canada” as defined in the Convention.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

LEGAL MATTERS

The validity of the Class A Common Shares offered by this prospectus has been passed upon for us by Austring, Fendrick & Fairman.

EXPERTS

                The consolidated financial statements, incorporated in this prospectus by reference from our annual report on Form 40-F filed with the SEC on March 25, 2013 have been audited by PricewaterhouseCoopers LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of the Company is insured or indemnified in any manner against liability which such officer of director may incur in such capacity is Section 126 of the Business Corporations Act under the Revised Statutes of the Yukon 2002 (the “Act”), Sections 7.02 through 7.04 of our bylaws, as well as indemnity agreements between the Company and its directors and officers . Taken together, the statutory and bylaw provisions generally allow the Company to indemnify its directors or officers against liability and expenses if the officer or director seeking indemnity (a) acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing his conduct was lawful. Such statutory and bylaw provisions also allow officers and directors to seek indemnity if they have (i) fulfilled the requirements for (a) and (b), (ii) are fairly and reasonably entitled to indemnity, and (iii) were substantially successful on the merits in the defense of the action or proceeding. The officer and director indemnity agreements generally indemnify the directors and officers against all liabilities and expenses by reason of his/her position and are subject to the statutory and bylaw provisions noted above.

YUKON LAW

Section 126 of the Act is set forth in its entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Act.

126(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify directors or officers of the corporation, former directors or officers of the corporation or persons who act or acted at the corporation’s request as directors or officers of a body corporate of which the corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of that corporation or body corporate, if:

                                (a)           they acted honestly and in good faith with a view to the best interests of the corporation; and

                                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

                (2)           A corporation may with the approval of the Supreme Court indemnify persons referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which they are made party by reason of being or having been directors or officers of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by them in connection with the action if they fulfill the conditions set out in paragraphs (1)(a) and (b).

                (3)           Despite anything in this section, persons referred to in subsection (1) are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of the corporation or body corporate, if the person seeking indemnity:

                                (a)           was substantially successful on the merits in the defense of the action or proceeding;

                                (b)           fulfills the conditions set out in paragraphs (1)(a) and (b); and

                                (c)           is fairly and reasonably entitled to indemnity.

                (4)           A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by them:

                                (a)           in their capacity as a director or officer of the corporation, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the corporation; or

                                (b)           in their capacity as a director or officer of another body corporate if they act or acted in that capacity at the corporation’s request, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the body corporate.

                (5)           A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

                (6)           On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

                THE COMPANY’S BYLAWS

Sections 7.02 through 7.04 of our bylaws are set forth in their entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in our bylaws.

7.02        Limitation of Liability

                Subject to the Act, no director or officer, or former director or officer, of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interest of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any repeal or modification of the foregoing provisions of this paragraph 7.02 shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this paragraph 7.02, a director or officer shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.03        Indemnity

                Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

                (a)           he acted honestly and in good faith with a view to the best interests of the Corporation; and

                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

                The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by law. The Corporation may indemnify any employee or agent of the Corporation to the fullest extent permitted by law. In addition to the circumstances in which a director or officer of the Corporation is indemnified as set forth in the foregoing provisions of this paragraph 7.03, a director or officer shall be indemnified by the Corporation to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.04        Insurance

                The Corporation may, subject to and in accordance with the Act, purchase and maintain insurance for the benefit of any director or officer, or former director or officer, of the Corporation as such against any liability incurred by him. The Corporation may provide such insurance to directors and officers regardless of whether such directors and officers are indemnified pursuant to paragraph 7.03 above.

***

The registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw, contract, arrangement, statute or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.  Exhibits.

(a)           Exhibits

Exhibit Number	Description

4.1

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to Gold Reserve’s Registration Statement on Form F-10 (File 333-142944) filed with the SEC on May 14, 2007.

4.2

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the SEC on Form 6-K on December 6, 2012.

4.3

Articles of Incorporation, filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998.

4.4	By-laws, filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998.
4.5*

Registration Rights Agreement, dated as of August 27, 2013, by and among the Company, GCOF Europe S.à.r.l, GCP Europe S.à.r.l., Greywolf Capital Overseas Fund II, James K. Schuler Revocable Living Trust, James E. Mallahan, Mark and Rebecca C. Russo and Donna and Matthew Bellew.

5.1*	Form of Opinion of Austring, Fendrick & Fairman (Yukon counsel to the Company).
23.1	Consent of Austring, Fendrick & Fairman (incorporated by reference to Exhibit 5.1 to this registration statement).
23.2*	Consent of PricewaterhouseCoopers LLP.
24*	Power of Attorney (included as part of the signature page hereto).

* Filed herewith.

Item 10.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on

Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)           That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on October 28, 2013.

GOLD RESERVE INC.

By: /s/ Rockne J. Timm

Rockne J. Timm

Chief Executive Officer

October 28, 2013

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rockne J. Timm and Robert A. McGuinness, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and pre- and post-effective amendments) to this registration statement and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Rockne J. Timm Rockne J. Timm	Chief Executive Officer and Director	October 28, 2013

/s/ Robert A. McGuinness Robert A. McGuinness	Vice President of Finance, Chief Financial Officer, and its Principal Financial and Accounting Officer	October 28, 2013

/s/ A. Douglas Belanger A. Douglas Belanger	President and Director	October 28, 2013

/s/ James P. Geyer James P. Geyer	Director	October 28, 2013

/s/ James H. Coleman James H. Coleman	Non-Executive Chairman and Director	October 28, 2013

/s/ Patrick D. McChesney Patrick D. McChesney	Director	October 28, 2013

/s/ Chris D. Mikkelsen Chris D. Mikkelsen	Director	October 28, 2013

/s/ J.C. Potvin J.C. Potvin	Director	October 28, 2013

Gold Reserve Inc. By: /s/ Mary E. Smith Name: Mary E. Smith Title: Vice President - Administration and Secretary	Authorized Representative in the United States	October 28, 2013

Exhibit Number	Description

4.1

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to Gold Reserve’s Registration Statement on Form F-10 (File 333-142944) filed with the SEC on May 14, 2007.

4.2

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the SEC on Form 6-K on December 6, 2012.

4.3

Articles of Incorporation, filed as Exhibit 3.1 to the Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998.

4.4	By-laws, filed as Exhibit 3.2 to the Proxy Statement/Joint Prospectus included as part of our registration on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998.
4.5*

Registration Rights Agreement, dated as of August 27, 2013, by and among the Company, GCOF Europe S.à.r.l, GCP Europe S.à.r.l., Greywolf Capital Overseas Fund II, James K. Schuler Revocable Living Trust, James E. Mallahan, Mark and Rebecca C. Russo and Donna and Matthew Bellew.

5.1*	Form of Opinion of Austring, Fendrick & Fairman (Yukon counsel to the Company).
23.1	Consent of Austring, Fendrick & Fairman (incorporated by reference to Exhibit 5.1 to this registration statement).
23.2*	Consent of PricewaterhouseCoopers LLP.
24*	Power of Attorney (included as part of the signature page hereto).

Exhibit Index

* Filed herewith

Exhibit 5.1

_______________, 2013

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. Registration Statement on Form F-3

We have acted as Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon, Canada (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of 15,938,641 Class A common shares of the Company (“Class A Common Shares”) all of which Securities are registered under the Registration Statement for resale by the selling shareholders named in the prospectus forming a part of the Registration Statement (the “Selling Shareholders”).

The Class A Common Shares registered under the Registration Statement include: (i) 14,326,141  Class A common shares held by the Selling Shareholders, (ii) 875,000 Class A Common Shares that may be issued upon the exercise of Class A Common Share purchase warrants (the “Warrants”) held by the Selling Shareholders and (iii) 737,000 Class A Common Shares issuable upon the conversion of the Company’s 5.50% Senior Subordinated Convertible Notes due 2014 (the “Notes”) held by certain Selling Shareholders. The Warrants were issued to the Selling Shareholders in a private placement of units issued by the Company in two tranches of a non-brokered private placement. 750,000 Warrants were issued to certain Selling Shareholders in the first tranche and 125,000 Warrants were issued to certain other Selling Shareholders in the second tranche. The Warrants issued in the first tranche and second tranche are set to expire on August 28, 2015 and September 20, 2015, respectively. Until each Warrant’s expiration date, it is exercisable for one Class A Common Share at a per share price of U.S. $4.00. Holders of the Notes may convert their Notes into 250 Class A Common Shares per $1,000 principal amount of indebtedness evidenced by the Notes (which is the equivalent to a conversion price of $4.00 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes. There are Class A Common Share purchase rights attaching to such shares (the “Right Shares”) pursuant to that certain Shareholder Rights Plan Agreement, amended and restated as of June 11, 2009, as amended June 27, 2012, between the Company and Computershare Trust Company of Canada (the “Rights Agreement”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

(1)  the 14,326,141  Class A Common Shares registered under the Registration Statement are validly issued, fully paid and non-assessable;

(2) the 875,000 Class A Common Shares underlying the Warrants have been duly authorized and reserved and when issued and delivered against payment therefor in accordance with the terms of the Warrants will be validly issued, fully paid, non-assessable Class A Common Shares of the Company;

(3) the 737,500 Class A Common Shares underlying the Notes have been duly authorized and reserved and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid, non-assessable Class A Common Shares of the Company; and

(4) upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Agreement, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent.

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the your Registration Statement.

Yours truly,

Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form F-3 of Gold Reserve Inc. (“GRZ”) of our report dated March 21, 2013 relating to the financial statements and effectiveness of internal control over financial reporting of GRZ, which appears in GRZ’s annual report on Form 40-F for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

October 28, 2013